EXHIBIT 10.58

Amendment to Joint Venture Agreement

          This Amendment to Joint Venture Agreement (this “Amendment”) is entered into as of July 14, 2004, by and among VAXGEN, INC. (“VaxGen”), a Delaware corporation, NEXOL BIOTECH CO., LTD. (“Nexol”), a Korean corporation, NEXOL CO., LTD. (“Nexol Co”), a Korean corporation, KT&G CORPORATION (“KT&G”), a Korean corporation whose name was changed from KOREA TOBACCO & GINSENG CORPORATION, and J. STEPHEN & COMPANY VENTURES LTD. (“JS”), a Korean corporation, with reference to the following facts:

A.	The parties have previously entered into a certain Joint Venture Agreement dated February 25, 2002 (the “Agreement” or “JVA”).

B.	The parties now desire to amend certain provisions of the JVA in accordance with Section 23.3 thereof, to be effective as of the date hereof.

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the JVA as follows:

1.	Section 4.2 (f) shall be newly inserted in its entirety to read:

Notwithstanding Section 4.1, the Parties hereby authorize the JVC to issue (a) up to 20,000,000,000 Won of Preferred Shares having a par value of 5,000 Won per share and an issue price of 5,000 Won per share (the “First Tranche”); provided that such Preferred Shares shall not be issued after December 31, 2004, and (b) up to an additional 10,000,000,000 Won of Preferred Shares having a par value of 5,000 Won per share and an issue price of 5,000 Won per share (the “Second Tranche”); provided, that such Preferred Shares shall not be issued prior to January 1, 2005, nor after December 31, 2005.

If there are Preferred Shares which the then-existing shareholders of the JVC do not subscribe for in the First Tranche (the “Unsubscribed Shares”), the Board of Directors (the “Board”) shall dispose of such Unsubscribed Shares as follows: (i) the shareholders of JS and/or the members of the investment association of JS shall be allowed to subscribe, with priority, for up to the number of Unsubscribed Shares that JS was authorized to subscribe for in the First Tranche; and (ii) the investors designated by Nexol and/or Nexol Co shall be allowed to subscribe for the remaining number of Unsubscribed Shares.

JS shall take all actions necessary to ensure that the offer and sale of any of the Preferred Shares to any shareholders of JS and/or members of the investment association of JS do not violate Korean or other applicable securities laws, and Nexol and Nexol Co shall take all actions to ensure that the offer and sale of any of the

Preferred Shares to investors designated by Nexol and/or Nexol Co do not violate Korean or other applicable securities laws.

VaxGen, KT&G and JS (including the investment associations of JS) shall not subscribe for the Preferred Shares in the Second Tranche (the “Standstill Agreement”). Any unsubscribed shares in the Second Tranche shall be sold to Nexol, Nexol Co and/or investors who participate in the Second Tranche through the recommendation of Nexol or Nexol Co; provided, that the Standstill Agreement shall expire if the Second Tranche is not completed on or prior to December 31, 2005. The Standstill Agreement shall only come into force when Nexol and Nexol Co including investors designated by Nexol and/or Nexol Co fully and precisely complete the First Tranche by subscribing for the remaining number of unsubscribed shares as prescribed in the first and second paragraph of this section 4.2(f).

2.	Section 4.2 (g) shall be newly inserted in its entirety to read:

Since damages arising from a breach of the Standstill Agreement by VaxGen, KT&G, or JS (including the investment associations of JS) may be difficult to compute with precision, the Parties agree that any Party that violates the Standstill Agreement shall pay to Nexol or Nexol Co the greater of (i) the market price or (ii) the appraised value (as appraised by a licensed appraisal company) of the Preferred Shares that were subscribed for in violation of the Standstill Agreement. The Parties agree that such computation of damages is fair and reasonable. Application of this provision shall not prevent a Party hereto from enforcing its rights or augmenting its protection by such other remedies as may be available, including without limitation, injunctive relief.

3.	Section 6.6 shall be newly inserted in its entirety to read:

Notwithstanding anything to the contrary contained in this Agreement, the new Preferred Shares to be issued in accordance with Section 4.2 (f) shall not be subject to the provisions of Article 6, including, but not limited to, the restrictions on transfer set forth therein.

4.	Section 9.1 (a) shall be amended and restated in its entirety to read:

Subject to the provisions of this Section 9.1 (a), the JVC shall be administered and managed by the Board which shall consist of six (6) directors, two of whom shall be nominated by VaxGen, two of whom shall be nominated by Nexol, and one of whom shall each be nominated by KT&G and JS (each, a “Nominating Party”). VaxGen shall be entitled to nominate two of the six directors for so long as it retains at least two-thirds of the shares of the JVC issued to it before the completion of the First Tranche (the “VaxGen Required Holding”), and Nexol shall be entitled to nominate two of the six directors for so long as Nexol and Nexol Co, including an indirect investor who has participated in the First Tranche through Nexol and Nexol Co and acquired the shares of the JVC from Nexol or Nexol Co, but excluding direct investors who participated in the First Tranche retain, in the aggregate, at least two-thirds of the shares of the JVC issued to them from the incorporation of the JVC through the completion of the First Tranche (the “Nexol Required Holding”); provided, that if either the Nexol Required Holding or VaxGen Required Holding is not maintained, then, automatically and without any further action of the Parties, (A) the number of directors comprising the Board shall be reduced to five (5), (B) the Board seat held by the most recently elected director for which Nexol (if it does not maintain the Nexol Required Holding) or VaxGen (if it does not maintain the VaxGen Required Holding), as applicable, was the Nominating Party shall be eliminated, and (C) thereafter, Nexol or VaxGen, as applicable, shall only be entitled to be the Nominating Party with respect to one (1) director of the Board. Each Party shall vote their shares to cause the director or directors nominated by each Nominating Party to be elected, removed or replaced as the Nominating Party may from time to time require; provided, however, that if such removal or replacement is without cause, the Party proposing the removal or replacement shall indemnify and hold the JVC and the other Parties harmless for any and all damages and other expenses that may arise from such action. In case the position of a director becomes vacant for any reason, the Parties shall cause their shares to be voted to elect a person nominated by the respective Party who was the Nominating Party with respect to the director whose position has become vacant, to fill such vacancy for the remainder of the term.

5.	Section 9.2 shall be amended and restated in its entirety to read:

For so long as VaxGen maintains the VaxGen Required Holding and Nexol and Nexol Co maintain the Nexol Required Holding, VaxGen and Nexol shall jointly be entitled to appoint the Representative Director of the JVC, who shall be elected by the Board, represent the JVC, and shall be in charge of the administration of all the daily business affairs of the JVC in accordance with the polices established by the Board and the shareholders; provided, however, that the Board shall decide on and elect the Representative Director of the JVC from the Representative Director candidates nominated by each of VaxGen and Nexol, in the event VaxGen and Nexol fail to reach an agreement regarding the appointment of the Representative Director; provided further, that if (a) the Nexol Required Holding is not maintained, Nexol shall forfeit its right to jointly appoint the Representative Director pursuant to this Section 9.2, and (b) if the VaxGen Required Holding is not maintained, VaxGen shall forfeit its right to jointly appoint the Representative Director pursuant to this Section 9.2.

6.	This Amendment shall be governed by, and construed in accordance with, the substantive laws of the Republic of Korea.

7.	Each capitalized term used but not specifically defined in this Amendment shall have the meaning ascribed to it in the JVA.

8.	This Amendment shall be effective as of the date first written above. The JVA, as amended by this Amendment, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have executed this Amendment to Joint Venture Agreement as of the date first set forth above.

/s/ Lance Gordon		/s/ Jung-Jin Seo

By: VAXGEN, INC.		By: NEXOL BIOTECH CO., LTD.

Print Name:	Lance K. Gordon	Print Name:	Jung-Jin Seo

Title:	President and CEO	Title:	Representative Director

Date:	08 September 2004	Date:

/s/ Jung-Jin Seo		/s/ Young-Kyoon Kwak

By: NEXOL CO., LTD.		By: KT&G CORPORATION

Print Name:	Jung-Jin Seo	Print Name:	Young-Kyoon Kwak

Title:	Representative Director	Title:	CEO

Date:		Date:

/s/ Sun-Dae Kang

By: J. STEPHEN & COMPANY VENTURES LTD.

Print Name:	Sun-Dae Kang

Title:	CEO

Date:	14 September 2004